Alpine 4 Holdings (ALPP) Debuts on the Nasdaq and Announces the Acquisition of Identified Technologies, a Drone Mapping Software Company

PR Newswire

PHOENIX, Oct. 20, 2021

PHOENIX, Oct. 20, 2021 /PRNewswire/ -- Alpine 4 Holdings, Inc. (Nasdaq: ALPP), a leading operator and owner of small market businesses, is pleased to announce that it has acquired Identified Technologies, a drone mapping software company, which will reside under Alpine 4's A4 Aerospace, Inc. portfolio.

Identified Technologies (Identified) provides 2D data, 3D volumetrics, orthomosaics, as built versus as planned comparisons, as well as progress and cost forecasting and change detection for industrial clientele. Identified's software and services take care of everything from FAA compliance and flight planning to advanced analytics. Identified empowers ENR 400 companies, including Lane Construction, Vulcan Materials, Granite Construction and PJ Dick with the ability to map highways, mines, and landfills in near real-time.

As part of A4 Aerospace, Identified will seamlessly and vertically integrate with the Vayu Aerospace Corporation as well as other third-party drone manufactures. The addition of this new Driver Company continues to round out the A4 Aerospace Portfolio. With an array of use cases, Identified opens doors into numerous sectors in this still burgeoning drone economy.

Kent B. Wilson, Alpine 4 CEO, had this to say, "What a great way to kick off our corporate debut on the Nasdaq.  When we purchased Impossible Aerospace Corporation and Vayu (US), Inc. last year and merged them into Vayu Aerospace Corporation, we knew we had three world-class airframes to offer our customers.  But we also recognized the need to either create or acquire a software platform that could be tethered to our airframes to deliver real-time information from all the potential data that could be collected from our drone offerings.   That day was realized today when A4 Aerospace completed the acquisition of Identified Technologies.  Identified's robust mapping technology and Vayu's US-1, G1 and G2 airframes are the perfect blend of a hardware/software stack for our aerospace clientele."

Richard Zhang, Founder and CEO of Identified added, "We're thrilled to now be part of the Alpine 4 umbrella of companies, and to be collaborating directly with the Vayu Aerospace Corp. When I started Identified Technologies nine years ago, I set out to use drone technology to implement a new approach to offsite management. We've developed a deep expertise in analyzing drone data. When paired with Vayu's world-class airframes, we're positioned to grab market share in this space. Together we can bring global impact to the market with a totally integrated, enterprise-scale solution. I'm tremendously excited for what the future holds as we congratulate Alpine 4 celebrating the kickoff of the Nasdaq."

About Alpine 4 Holdings:  Alpine 4 Holdings, Inc. (ALPP) is a NASDAQ traded conglomerate that acquires businesses that fit into its disruptive DSF business model of Drivers, Stabilizers, and Facilitators. At Alpine 4, we understand the nature of how technology and innovation can accentuate a business.  Our focus is on how the adaptation of new technologies, even in brick-and-mortar businesses, can drive innovation.   We also believe that our holdings should benefit synergistically from each other, have the ability to collaborate across varying industries, spawn new ideas, and create fertile ground for competitive advantages.

Four principles at the core of our business are Synergy. Innovation. Drive. Excellence.  At Alpine 4, we believe synergistic innovation drives excellence.  By anchoring these words to our combined experience and capabilities, we can aggressively pursue opportunities within and across vertical markets.  We deliver solutions that not only drive industry standards, but also increase value for our shareholders.

Contact: Investor Relations

investorrelations@alpine4.com

www.alpine4.com

Forward-Looking Statements: The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.